Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 27, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-BANK (2265)
Toll Free (866) 844-7500
www.ovcb.com

OAK VALLEY COMMUNITY BANK DIRECTOR RETIRES

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (“the Bancorp”), the bank holding company for Oak Valley Community Bank (“the Bank”) and Eastern Sierra Community Bank, announced the retirement of Michael Q. Jones from the Bank and Company’s Boards of Directors, effective May 31, 2020.

Mr. Jones has served as director of the Bank since 2004 and the Bancorp since its formation in 2008. He has been involved in land development and commercial real estate for over 40 years. Mr. Jones is a retired Chairman of California Gold Development Corporation and Prudential California Realty in Sonora.

Prior to joining the board, Jones played an instrumental role in helping the bank establish a foothold in the Sonora region. Throughout his directorship, he provided substantial insight regarding land development and commercial real estate growth opportunities in Tuolumne County as well as other parts of the bank’s footprint. “We are happy for Mike in his retirement. His governance and support through the years is deeply appreciated and we wish him all the best,” stated President and CEO, Chris Courtney.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.